UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

LEXMARK INTERNATIONAL, INC.

(Name of Issuer)

Class A Common Stock, $0.01 par value

(Title of Class of Securities)

529771107

(CUSIP Number)

Paul Friedman

BlueMountain Capital Management, LLC

280 Park Avenue, 5th Floor East

New York, New York 10017

212-905-3990

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 6, 2013

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13D

CUSIP No. 529771107	Page 2 of 34

(1)	Name of reporting persons. BlueMountain Capital Management, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 4,415,001
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 4,415,001
(11)	Aggregate amount beneficially owned by each reporting person 4,415,001
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 7.1%(1)
(14)	Type of reporting person (see instructions) IA

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 3 of 34

(1)	Name of reporting persons. BlueMountain GP Holdings, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 3,870,548
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 3,870,548
(11)	Aggregate amount beneficially owned by each reporting person 3,870,548
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 6.2%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 4 of 34

(1)	Name of reporting persons. Blue Mountain Credit Alternatives Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,508,573
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,508,573
(11)	Aggregate amount beneficially owned by each reporting person 1,508,573
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.4%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 5 of 34

(1)	Name of reporting persons. Blue Mountain CA Master Fund GP, Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,508,573
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,508,573
(11)	Aggregate amount beneficially owned by each reporting person 1,508,573
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.4%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 6 of 34

(1)	Name of reporting persons. BlueMountain Long/Short Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 364,377
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 364,377
(11)	Aggregate amount beneficially owned by each reporting person 364,377
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.6%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 7 of 34

(1)	Name of reporting persons. BlueMountain Long/Short Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 364,377
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 364,377
(11)	Aggregate amount beneficially owned by each reporting person 364,377
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.6%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 8 of 34

(1)	Name of reporting persons. BlueMountain Distressed Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 87,427
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 87,427
(11)	Aggregate amount beneficially owned by each reporting person 87,427
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 9 of 34

(1)	Name of reporting persons. BlueMountain Distressed GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 87,427
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 87,427
(11)	Aggregate amount beneficially owned by each reporting person 87,427
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 10 of 34

(1)	Name of reporting persons. BlueMountain Strategic Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 307,382
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 307,382
(11)	Aggregate amount beneficially owned by each reporting person 307,382
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.5%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 11 of 34

(1)	Name of reporting persons. BlueMountain Strategic Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 307,382
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 307,382
(11)	Aggregate amount beneficially owned by each reporting person 307,382
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.5%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 12 of 34

(1)	Name of reporting persons. BlueMountain Timberline Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 92,639
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 92,639
(11)	Aggregate amount beneficially owned by each reporting person 92,639
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 13 of 34

(1)	Name of reporting persons. BlueMountain Credit Opportunities Master Fund I L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,528,848
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,528,848
(11)	Aggregate amount beneficially owned by each reporting person 1,528,848
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.5%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 14 of 34

(1)	Name of reporting persons. BlueMountain Credit Opportunities GP I, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,528,848
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,528,848
(11)	Aggregate amount beneficially owned by each reporting person 1,528,848
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.5%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 15 of 34

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 73,941
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 73,941
(11)	Aggregate amount beneficially owned by each reporting person 73,941
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 16 of 34

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 73,941
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 73,941
(11)	Aggregate amount beneficially owned by each reporting person 73,941
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 17 of 34

(1)	Name of reporting persons. AAI BlueMountain Fund PLC*
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Ireland
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 44,273
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 44,273
(11)	Aggregate amount beneficially owned by each reporting person 44,273
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.
*	The shares of Common Stock are owned by BlueMountain Long/Short Credit and Distressed Reflection Fund, a sub-fund of AAI BlueMountain Fund PLC.

Schedule 13D

CUSIP No. 529771107	Page 18 of 34

(1)	Name of reporting persons. BlueMountain Montenvers Master Fund SCA SICAV-SIF
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 407,541
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 407,541
(11)	Aggregate amount beneficially owned by each reporting person 407,541
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.7%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 19 of 34

(1)	Name of reporting persons. BlueMountain Montenvers GP S.à r.l.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 407,541
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 407,541
(11)	Aggregate amount beneficially owned by each reporting person 407,541
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.7%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Schedule 13D

CUSIP No. 529771107	Page 20 of 34

ITEM 1.	Security of the Issuer.

This Amendment No. 6 (this “Amendment No. 6”) amends the Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2013, as amended by Amendment No. 1 to the Schedule 13D filed on June 5, 2013, Amendment No. 2 to the Schedule 13D filed on June 12, 2013, Amendment No. 3 to the Schedule 13D filed on June 13, 2013, Amendment No. 4 to the Schedule 13D filed on July 30, 2013 and Amendment No. 5 to the Schedule 13D filed on December 5, 2013, relating to the Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Lexmark International, Inc., a Delaware corporation (the “Issuer”). The Issuer’s principal executive office is located at One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550. Unless specifically amended hereby, the disclosures set forth in the Schedule 13D remain unchanged. Capitalized terms used and not defined in this Amendment No. 6 have the meaning set forth in the Schedule 13D. This Amendment No. 6 is being filed to amend Item 2, Item 4, Item 5 and Item 7 of the Schedule 13D as follows:

ITEM 2.	Identity and Background.

Paragraphs (a)-(c) of Item 2 of the Schedule 13D are hereby deleted and replaced with the following:

(a-c) This Statement is being filed by the following beneficial owners of Common Stock (each, a “Reporting Person”):

(i)	Blue Mountain Credit Alternatives Master Fund L.P., a Cayman Islands exempted limited partnership (“Credit Alternatives”), with respect to the Common Stock directly owned by it;

(ii)	Blue Mountain CA Master Fund GP, Ltd., a Cayman Islands exempted limited company (“BMCA GP”), with respect to the Common Stock directly owned by Credit Alternatives;

(iii)	BlueMountain Long/Short Credit Master Fund L.P., a Cayman Islands exempted limited partnership (“Long/Short Credit”), with respect to the Common Stock directly owned by it;

(iv)	BlueMountain Long/Short Credit GP, LLC, a Delaware limited liability company (“Long/Short Credit GP”), with respect to the Common Stock directly owned by Long/Short Credit;

(v)	BlueMountain Distressed Master Fund L.P., a Cayman Islands exempted limited partnership (“Distressed”), with respect to the Common Stock directly owned by it;

(vi)	BlueMountain Distressed GP, LLC, a Delaware limited liability company (“Distressed GP”), with respect to the Common Stock directly owned by Distressed;

(vii)	BlueMountain Strategic Credit Master Fund L.P., a Cayman Islands exempted limited partnership (“Strategic Credit”), with respect to the Common Stock directly owned by it;

(viii)	BlueMountain Strategic Credit GP, LLC, a Delaware limited liability company (“Strategic Credit GP”), with respect to the Common Stock directly owned by Strategic Credit;

(ix)	BlueMountain Timberline Ltd., a Cayman Islands exempted limited company (“Timberline”), with respect to the Common Stock directly owned by it;

Schedule 13D

CUSIP No. 529771107	Page 21 of 34

(x)	BlueMountain Credit Opportunities Master Fund I L.P., a Cayman Islands limited partnership (“COF”), with respect to the Common Stock directly owned by it;

(xi)	BlueMountain Credit Opportunities GP I, LLC, a Delaware limited liability company (“COF GP”), with respect to the Common Stock directly owned by COF;

(xii)	BlueMountain Kicking Horse Fund L.P., a Cayman Islands limited partnership (“Kicking Horse” and together with Credit Alternatives, Long/Short Credit, Distressed, Strategic Credit and COF, the “Partnerships”), with respect to the Common Stock directly owned by it;

(xiii)	BlueMountain Kicking Horse Fund GP, LLC, a Delaware limited liability company (“Kicking Horse GP”), with respect to the Common Stock directly owned by Kicking Horse;

(xiv)	AAI BlueMountain Fund PLC, on behalf of its sub-fund BlueMountain Long/Short Credit and Distressed Reflection Fund, an Irish open-ended umbrella fund investment company incorporated as a public limited company with variable capital and with segregated liability between its sub-funds (“AAI”), with respect to the Common Stock directly owned by it;

(xv)	BlueMountain Montenvers Master Fund SCA SICAV-SIF, an investment company with variable share capital organized as a specialized investment fund in the form of a corporate partnership limited by shares under the laws of Luxembourg (“Montenvers” and together with Timberline, AAI and the Partnerships, the “BlueMountain Funds”), with respect to the Common Stock directly owned by it;

(xvi)	BlueMountain Montenvers GP S.à r.l., a private limited company incorporated under the laws of Luxembourg (“Montenvers GP” and together with BMCA GP, Long/Short Credit GP, Distressed GP, Strategic Credit GP, COF GP and Kicking Horse GP, the “General Partners”), with respect to the Common Stock directly owned by Montenvers;

(xvii)	BlueMountain Capital Management, LLC, a Delaware limited liability company (the “Investment Manager”), which serves as investment manager to the BlueMountain Funds, and has investment discretion with respect to the Common Stock directly owned by the BlueMountain Funds; and

(xviii)	BlueMountain GP Holdings, LLC, a Delaware limited liability company (the “Ultimate General Partner”), which serves as the ultimate general partner of each of the Partnerships, with respect to the Common Stock directly owned by each of the Partnerships.

The principal business of: (i) each of the BlueMountain Funds is to serve as a private investment exempted limited partnership, private investment limited liability company, private specialized investment fund or private investment exempted company, as the case may be; (ii) each of the General Partners is to serve as the general partner of the respective Partnership or Montenvers, as the case may be; (iii) the Investment Manager is to serve as investment manager to a variety of private investment funds (including the BlueMountain Funds), and to make investment decisions on behalf of those private investment funds, and (iv) the Ultimate General Partner is to serve as the ultimate general partner, of a variety of private investment funds organized as limited partnerships or limited liability companies for which the Investment Manager serves as investment manager (including the Partnerships).

Schedule 13D

CUSIP No. 529771107	Page 22 of 34

The executive officers, directors, and control persons of the Reporting Persons are as follows:

Andrew Feldstein	Chief Executive Officer and Chief Investment Officer of the Investment Manager; Chief Executive Officer and Chief Investment Officer of the Ultimate General Partner; Director of BMCA GP; Director of Timberline.
Stephen Siderow	President of the Investment Manager, President of the Ultimate General Partner; Director of BMCA GP; Director of Timberline.
Alan Gerstein	Managing Principal and Senior Portfolio Manager of the Investment Manager; Managing Principal and Senior Portfolio Manager of the Ultimate General Partner.
Michael Liberman	Managing Principal, Chief Operating Officer and Chief Risk Officer of the Investment Manager; Managing Principal, Chief Operating Officer and Chief Risk Officer of the Ultimate General Partner.
Bryce Markus	Managing Principal and Senior Portfolio Manager of the Investment Manager; Managing Principal and Senior Portfolio Manager of the Ultimate General Partner.
David Rubenstein	Managing Principal, Chief Financial Officer, General Counsel and Secretary of the Investment Manager; Managing Principal, Chief Financial Officer, General Counsel and Secretary of the Ultimate General Partner and Manager of the Montenvers GP.
Derek Smith	Managing Principal and Senior Portfolio Manager of the Investment Manager; Managing Principal, Senior Portfolio Manager of the Ultimate General Partner and Manager of the Montenvers GP.
James Staley	Managing Partner of the Investment Manager; Managing Partner of the Ultimate General Partner.
Peter Greatrex	Managing Partner and Head of Research of the Investment Manager; Managing Partner and Head of Research of the Ultimate General Partner.
Franck Dargent	Director of AAI.
Laurent Guillet	Director of AAI.
Philip McEnroe	Director of AAI.
Barry McGrath	Director of AAI.
Daniel J. Rayman	Director of AAI.
Mark Shapiro	Director of Timberline and Manager of the Montenvers GP. Mr. Shapiro also serves as a consultant to several financial service and professional service firms.
Todd Groome	Manager of the Montenvers GP.
Elli Stevens	Manager of the Montenvers GP.

The business address of each BlueMountain Fund (other than Montenvers and AAI) and BMCA GP is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The business address of the Investment Manager, Distressed GP, Long/Short Credit GP, Strategic Credit GP, Kicking Horse GP, COF GP, the Ultimate General Partner, Andrew Feldstein, Stephen Siderow, Alan Gerstein, Michael Liberman, Bryce Markus, David Rubenstein, Derek Smith, James Staley, Peter Greatrex and Mark Shapiro is 280 Park Avenue, 5th Floor East, New York, New York 10017.

The business address of AAI is Beaux Lane House, Mercer Street Lower, Dublin 2, Ireland.

The business address of Franck Dargent, Laurent Guillet, Philip McEnroe, Barry McGrath and Daniel J. Rayman is c/o AAI BlueMountain Fund PLC, Beaux Lane House, Mercer Street Lower, Dublin 2, Ireland.

The business address of Montenvers, the Montenvers GP and Elli Stevens is 6D, route de Treves, L-2633 Seningerberg, Luxembourg B176.316.

The business address of Todd Groome is Grand Pavillion Commercial Centre, 1st Floor, 802 West Bay Rd., Grand Cayman, Cayman Islands.

ITEM 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended by deleting the reference to “5,815,001” in the first sentence thereof and replacing it with “4,415,001.”

Schedule 13D

CUSIP No. 529771107	Page 23 of 34

ITEM 5.	Interest in Securities of the Issuer.

Paragraphs (a), (b) and (c) of Item 5 of the Schedule 13D are hereby deleted and replaced with the following:

(a) and (b) The 4,415,001 shares of Common Stock beneficially owned, in the aggregate, by the BlueMountain Funds as of December 6, 2013, represent approximately 7.1% of the issued and outstanding shares of Common Stock of the Issuer, with such percentage calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. A further detailed breakdown of the Reporting Persons’ beneficial ownership of Common Stock is as follows:

A.	Investment Manager

(a)	Amount beneficially owned: 4,415,001

Percent of class: 7.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 4,415,001.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 4,415,001.

B.	Ultimate General Partner

(a)	Amount beneficially owned: 3,870,548

Percent of class: 6.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 3,870,548.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 3,870,548.

C.	Credit Alternatives

(a)	Amount beneficially owned: 1,508,573

Percent of class: 2.4%

Schedule 13D

CUSIP No. 529771107	Page 24 of 34

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,508,573.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,508,573.

D.	BMCA GP

(a)	Amount beneficially owned: 1,508,573

Percent of class: 2.4%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,508,573.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,508,573.

E.	Long/Short Credit

(a)	Amount beneficially owned: 364,377

Percent of class: 0.6%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 364,377.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 364,377.

F.	Long/Short Credit GP

(a)	Amount beneficially owned: 364,377

Percent of class: 0.6%

Schedule 13D

CUSIP No. 529771107	Page 25 of 34

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 364,377.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 364,377.

G.	Distressed

(a)	Amount beneficially owned: 87,427

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 87,427.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 87,427.

H.	Distressed GP

(a)	Amount beneficially owned: 87,427

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 87,427.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 87,427.

I.	Strategic Credit

(a)	Amount beneficially owned: 307,382

Percent of class: 0.5%

Schedule 13D

CUSIP No. 529771107	Page 26 of 34

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 307,382.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 307,382.

J.	Strategic Credit GP

(a)	Amount beneficially owned: 307,382

Percent of class: 0.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 307,382.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 307,382.

K.	Timberline

(a)	Amount beneficially owned: 92,639

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 92,639.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 92,639.

L.	COF

(a)	Amount beneficially owned: 1,528,848

Percent of class: 2.5%

Schedule 13D

CUSIP No. 529771107	Page 27 of 34

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,528,848.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,528,848.

M.	COF GP

(a)	Amount beneficially owned: 1,528,848

Percent of class: 2.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,528,848.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,528,848.

N.	Kicking Horse

(a)	Amount beneficially owned: 73,941

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 73,941.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 73,941.

O.	Kicking Horse GP

(a)	Amount beneficially owned: 73,941

Percent of class: 0.1%

Schedule 13D

CUSIP No. 529771107	Page 28 of 34

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 73,941.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 73,941.

P.	AAI

(a)	Amount beneficially owned: 44,273

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 44,273.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 44,273.

Q.	Montenvers

(a)	Amount beneficially owned: 407,541

Percent of class: 0.7%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 407,541.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 407,541.

R.	Montenvers GP

(a)	Amount beneficially owned: 407,541

Percent of class: 0.7%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

Schedule 13D

CUSIP No. 529771107	Page 29 of 34

(ii)	Shared power to vote or to direct the vote 407,541.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 407,541.

Schedule 13D

CUSIP No. 529771107	Page 30 of 34

(c) The following transactions in the Common Stock were effected by the Reporting Persons in the open market since the most recent filing of the Schedule 13D.

TradeDt	InsType	Fund	Ticker	Number	ExecPrc	EqyType	Cpty
12/4/2013	Eqy	Distressed	LXK	–427	35.95163	Stock	BARCLN
12/4/2013	Eqy	Distressed	LXK	–840	36.03163	Stock	BARCLN
12/4/2013	Eqy	Distressed	LXK	–4028	36.13755	Stock	BARCLN
12/4/2013	Eqy	Montenvers	LXK	–2045	35.95163	Stock	BARCLN
12/4/2013	Eqy	Montenvers	LXK	–4022	36.03163	Stock	BARCLN
12/4/2013	Eqy	Montenvers	LXK	–19291	36.13755	Stock	BARCLN
12/4/2013	Eqy	Credit Alternatives	LXK	–7404	35.95163	Stock	BARCLN
12/4/2013	Eqy	Credit Alternatives	LXK	–14561	36.03163	Stock	BARCLN
12/4/2013	Eqy	Credit Alternatives	LXK	–69834	36.13755	Stock	BARCLN
12/4/2013	Eqy	Kicking Horse	LXK	–363	35.95163	Stock	BARCLN
12/4/2013	Eqy	Kicking Horse	LXK	–713	36.03163	Stock	BARCLN
12/4/2013	Eqy	Kicking Horse	LXK	–3422	36.13755	Stock	BARCLN
12/4/2013	Eqy	Long/Short Credit	LXK	–1802	35.95163	Stock	BARCLN
12/4/2013	Eqy	Long/Short Credit	LXK	–3545	36.03163	Stock	BARCLN
12/4/2013	Eqy	Long/Short Credit	LXK	–17002	36.13755	Stock	BARCLN
12/4/2013	Eqy	Timberline	LXK	–454	35.95163	Stock	BARCLN
12/4/2013	Eqy	Timberline	LXK	–892	36.03163	Stock	BARCLN
12/4/2013	Eqy	Timberline	LXK	–4281	36.13755	Stock	BARCLN
12/4/2013	Eqy	AAI	LXK	–217	35.95163	Stock	BARCLN
12/4/2013	Eqy	AAI	LXK	–427	36.03163	Stock	BARCLN
12/4/2013	Eqy	AAI	LXK	–2047	36.13755	Stock	BARCLN
12/4/2013	Eqy	Distressed	LXK	–97	35.93603	Stock	CSFBNY
12/4/2013	Eqy	Montenvers	LXK	–467	35.93603	Stock	CSFBNY
12/4/2013	Eqy	Credit Alternatives	LXK	–1689	35.93603	Stock	CSFBNY
12/4/2013	Eqy	Kicking Horse	LXK	–83	35.93603	Stock	CSFBNY
12/4/2013	Eqy	Long/Short Credit	LXK	–411	35.93603	Stock	CSFBNY
12/4/2013	Eqy	Timberline	LXK	–104	35.93603	Stock	CSFBNY
12/4/2013	Eqy	AAI	LXK	–49	35.93603	Stock	CSFBNY
12/4/2013	Eqy	Distressed	LXK	–880	36.13373	Stock	SABENY
12/4/2013	Eqy	Distressed	LXK	–926	36.19695	Stock	SABENY
12/4/2013	Eqy	Distressed	LXK	–192	36.15781	Stock	SABENY
12/4/2013	Eqy	Distressed	LXK	–2889	36.29286	Stock	SABENY
12/4/2013	Eqy	Montenvers	LXK	–4219	36.13373	Stock	SABENY
12/4/2013	Eqy	Montenvers	LXK	–4435	36.19695	Stock	SABENY
12/4/2013	Eqy	Montenvers	LXK	–918	36.15781	Stock	SABENY
12/4/2013	Eqy	Montenvers	LXK	–13833	36.29286	Stock	SABENY
12/4/2013	Eqy	Credit Alternatives	LXK	–15256	36.13373	Stock	SABENY
12/4/2013	Eqy	Credit Alternatives	LXK	–16059	36.19695	Stock	SABENY
12/4/2013	Eqy	Credit Alternatives	LXK	–3325	36.15781	Stock	SABENY
12/4/2013	Eqy	Credit Alternatives	LXK	–50084	36.29286	Stock	SABENY
12/4/2013	Eqy	Kicking Horse	LXK	–748	36.13373	Stock	SABENY
12/4/2013	Eqy	Kicking Horse	LXK	–787	36.19695	Stock	SABENY
12/4/2013	Eqy	Kicking Horse	LXK	–163	36.15781	Stock	SABENY
12/4/2013	Eqy	Kicking Horse	LXK	–2454	36.29286	Stock	SABENY
12/4/2013	Eqy	Long/Short Credit	LXK	–3716	36.13373	Stock	SABENY
12/4/2013	Eqy	Long/Short Credit	LXK	–3909	36.19695	Stock	SABENY

Schedule 13D

CUSIP No. 529771107	Page 31 of 34

12/4/2013	Eqy	Long/Short Credit	LXK	–809	36.15781	Stock	SABENY
12/4/2013	Eqy	Long/Short Credit	LXK	–12193	36.29286	Stock	SABENY
12/4/2013	Eqy	Timberline	LXK	–935	36.13373	Stock	SABENY
12/4/2013	Eqy	Timberline	LXK	–985	36.19695	Stock	SABENY
12/4/2013	Eqy	Timberline	LXK	–204	36.15781	Stock	SABENY
12/4/2013	Eqy	Timberline	LXK	–3070	36.29286	Stock	SABENY
12/4/2013	Eqy	AAI	LXK	–447	36.13373	Stock	SABENY
12/4/2013	Eqy	AAI	LXK	–471	36.19695	Stock	SABENY
12/4/2013	Eqy	AAI	LXK	–97	36.15781	Stock	SABENY
12/4/2013	Eqy	AAI	LXK	–1468	36.29286	Stock	SABENY
12/5/2013	Eqy	Distressed	LXK	–120	35.21351	Stock	BARCLN
12/5/2013	Eqy	Distressed	LXK	–5790	35.1587	Stock	BARCLN
12/5/2013	Eqy	Montenvers	LXK	–573	35.21351	Stock	BARCLN
12/5/2013	Eqy	Montenvers	LXK	–27631	35.1587	Stock	BARCLN
12/5/2013	Eqy	Credit Alternatives	LXK	–2077	35.21351	Stock	BARCLN
12/5/2013	Eqy	Credit Alternatives	LXK	–100331	35.1587	Stock	BARCLN
12/5/2013	Eqy	Kicking Horse	LXK	–102	35.21351	Stock	BARCLN
12/5/2013	Eqy	Kicking Horse	LXK	–4916	35.1587	Stock	BARCLN
12/5/2013	Eqy	Long/Short Credit	LXK	–505	35.21351	Stock	BARCLN
12/5/2013	Eqy	Long/Short Credit	LXK	–24400	35.1587	Stock	BARCLN
12/5/2013	Eqy	Timberline	LXK	–127	35.21351	Stock	BARCLN
12/5/2013	Eqy	Timberline	LXK	–6152	35.1587	Stock	BARCLN
12/5/2013	Eqy	AAI	LXK	–61	35.21351	Stock	BARCLN
12/5/2013	Eqy	AAI	LXK	–2942	35.1587	Stock	BARCLN
12/6/2013	Eqy	Distressed	LXK	–3378	35.41999	Stock	BARCLN
12/6/2013	Eqy	Montenvers	LXK	–15827	35.41999	Stock	BARCLN
12/6/2013	Eqy	Credit Alternatives	LXK	–22175	35.41999	Stock	BARCLN
12/6/2013	Eqy	Credit Alternatives	LXK	–36336	35.41999	Stock	BARCLN
12/6/2013	Eqy	Kicking Horse	LXK	–2866	35.41999	Stock	BARCLN
12/6/2013	Eqy	Long/Short Credit	LXK	–14115	35.41999	Stock	BARCLN
12/6/2013	Eqy	Timberline	LXK	–3588	35.41999	Stock	BARCLN
12/6/2013	Eqy	AAI	LXK	–1715	35.41999	Stock	BARCLN
12/6/2013	Eqy	Distressed	LXK	–2812	35.50052	Stock	SABENY
12/6/2013	Eqy	Montenvers	LXK	–13176	35.50052	Stock	SABENY
12/6/2013	Eqy	Credit Alternatives	LXK	–15572	35.50052	Stock	SABENY
12/6/2013	Eqy	Credit Alternatives	LXK	–33142	35.50052	Stock	SABENY
12/6/2013	Eqy	Kicking Horse	LXK	–2387	35.50052	Stock	SABENY
12/6/2013	Eqy	Long/Short Credit	LXK	–11751	35.50052	Stock	SABENY
12/6/2013	Eqy	Timberline	LXK	–2987	35.50052	Stock	SABENY
12/6/2013	Eqy	AAI	LXK	–1428	35.50052	Stock	SABENY

The Investment Manager, each General Partner and the Ultimate General Partner, each expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

None of the Reporting Persons beneficially own any other shares of Common Stock of the Issuer.

ITEM 7.	Material to be Filed as Exhibits.

The following shall be added to the end of Item 7.

7. Joint Filing Agreement dated December 9, 2013, attached as Exhibit 7 hereto.

Schedule 13D

CUSIP No. 529771107	Page 32 of 34

SIGNATURES

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: December 9, 2013

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P. BY: BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN LONG/SHORT CREDIT MASTER FUND L.P.
BY: BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED MASTER FUND L.P. BY: BLUEMOUNTAIN DISTRESSED GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

Schedule 13D

CUSIP No. 529771107	Page 33 of 34

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P. BY: BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN TIMBERLINE LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P. BY: BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND L.P. BY: BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT AND DISTRESSED REFLECTION FUND, A SUB-FUND OF AAI BLUEMOUNTAIN FUND PLC BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF BY: BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

Schedule 13D

CUSIP No. 529771107	Page 34 of 34

BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)